Exhibit 99.1

Contact:	Joe Schierhorn, President, CEO, and COO
(907) 261-3308
Latosha Frye, Chief Financial Officer
(907) 261-8763

NEWS RELEASE

Northrim BanCorp Earns $5.5 million, or $0.79 per Diluted Share, in 3Q17
Gains from Sale of Subsidiary Boost Profits

ANCHORAGE, Alaska - October 30, 2017 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the "Company") today reported net income attributable to the Company ("net income") was $5.5 million, or $0.79 per diluted share, in the third quarter of 2017, compared to $3.1 million, or $0.44 per diluted share, in the third quarter of 2016, and $3.6 million, or $0.51 per diluted share, in the second quarter of 2017. For the first nine months of 2017, net income was $12.9 million, or $1.85 per diluted share, compared to $10.8 million, or $1.55 per diluted share, in the first nine months of 2016. The increase in profitability for the quarter and year-to-date compared to prior periods was primarily due to the $4.4 million gain from the sale of the Company's interest in Northrim Benefits Group (“NBG”). This increase was partially offset by a higher provision for loan losses in the third quarter of 2017. In addition, mortgage banking income for the third quarter and year-to-date in 2017 decreased due to the slowing Alaska economy as compared to 2016.

Several items impacted the quarterly and year-to-date comparisons including:

▪
The sale of Northrim’s interest in NBG contributed $4.4 million pretax and $2.6 million after tax, or $0.38 per diluted share, to third quarter 2017 profits. This gain represents approximately 7 times 2016 net profits from NBG. Net income for the third quarter of 2017 also includes 2 months of income from NBG.

▪
The third quarter 2017 provision for loan losses was $2.5 million compared to $300,000 in the preceding quarter and $652,000 in the year ago quarter. The increase in the provision for loan losses in the third quarter of 2017 is the result of an increase in specific impairment of $1.1 million, primarily due to one $2.9 million commercial relationship in the medical industry that was added to nonaccrual loans during the quarter, as well as an increase in the qualitative factors included in the allowance for loan losses. The allowance for loan losses is $21.5 million at September 30, 2017, which equates to 95% of total nonperforming loans at September 30, 2017.

▪
The Company's conversion to a new core banking system was successfully completed in May of 2017. The conversion added one-time costs of $179,000, or $0.03 per diluted share in the third quarter of 2017 and $943,000, or $0.14 per diluted share year-to-date through September of 2017.

▪
The third quarter of 2016 includes a non-cash, one -time accounting correction which resulted in an increase in expenses, net of tax, of $1.4 million, or $0.20 per diluted share due to a change in accounting treatment for the earn-out payments associated with the Company's 2014 acquisition of Residential Mortgage Lending, LLC, (“RML”).

Other highlights for the third quarter of 2017 include the following:

▪	The Company repurchased 58,341 shares of its common stock at an average price of $27.56, leaving 168,901 shares available under the previously announced repurchase authorization.

▪
The Company redeemed $8.0 million in junior subordinated debt held at Northrim Capital Trust 1. This liability bore interest at a floating rate of 90-day LIBOR plus 3.15%, or 4.33% at the time it was redeemed, and had a final maturity of May 15, 2033. In 2016, total interest expense on this debt was $310,000. Interest expense on this debt in 2017 through the date of redemption on August 15, 2017 was $212,000. This redemption

Northrim BanCorp Earns $5.5 Million, or $0.79 per Diluted Share, in 3Q17
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decreased Tier 1 Capital to Risk Adjusted Assets and Total Capital to Risk Adjusted Assets by 62 basis points each.

▪
The Company executed an interest rate swap in September 2017, which effectively converts the floating rate of interest on the Company's remaining $10.0 million in junior subordinated debt from 90-day LIBOR plus 1.37%, or 2.69% as of September 30, 2017, to a fixed rate of 3.72% through the instrument's final maturity date of March 15, 2036.

“We continue to build our infrastructure to position the Company for future growth and to achieve operating efficiencies, and the completion of our core conversion last quarter is part of this overall strategy,” said Joe Schierhorn, President and CEO. “While growth of both loans and deposits is a challenge in the current economic environment in Alaska, we believe that ongoing investments in systems, infrastructure, and people better position us to take advantage of growth opportunities as they arise over time either from improvements in the economy of Alaska or from competitive factors that we act upon to increase our market share organically, or through mergers and acquisitions. However, in light of our estimates for lower growth in the short term coupled with our current capital position, we executed stock buybacks for the first time in ten years in the third quarter of 2017.."

Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Total assets	$1,523,341	$1,493,205	$1,512,580	$1,526,540	$1,540,120
Total portfolio loans	$989,253	$991,209	$960,832	$975,015	$997,076
Average portfolio loans	$1,003,751	$969,051	$970,493	$977,678	$979,164
Total deposits	$1,258,317	$1,234,310	$1,247,073	$1,267,653	$1,278,366
Average deposits	$1,262,808	$1,244,583	$1,230,947	$1,265,214	$1,263,750
Total shareholders' equity	$194,427	$191,777	$189,452	$186,712	$185,758
Net income attributable to Northrim BanCorp	$5,523	$3,589	$3,825	$3,590	$3,095
Diluted earnings per share	$0.79	$0.51	$0.55	$0.51	$0.44
Return on average assets	1.44%	0.96%	1.04%	0.94%	0.81%
Return on average shareholders' equity	11.25%	7.43%	8.30%	7.96%	6.73%
Net interest margin ("NIM")	4.28%	4.20%	4.15%	4.01%	4.11%
Tax equivalent NIM*	4.34%	4.26%	4.22%	4.07%	4.17%
Efficiency ratio	61.31%	76.95%	72.95%	75.57%	80.89%
Total shareholders' equity/total assets	12.76%	12.84%	12.53%	12.23%	12.06%
Tangible common equity/tangible assets*	11.82%	11.88%	11.57%	11.28%	11.12%
Book value per share	$28.37	$27.75	$27.42	$27.07	$26.99
Tangible book value per share*	$26.00	$25.40	$25.06	$24.70	$24.61
Dividends per share	$0.22	$0.21	$0.21	$0.20	$0.20

* References to tax equivalent NIM, tangible book value per share, tangible common equity and tangible assets (all of which exclude intangible assets) represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these measures to GAAP financial measures.

•
Total revenues, which include net interest income plus total other operating income, increased to $28.7 million in the third quarter of 2017, compared to $24.0 million in the second quarter of 2017, and $26.1 million in the same period a year ago. Excluding the gains from the sale of the Company's interest in NBG, revenues increased 1% in the third quarter and declined 7% year over year.

▪	Community Banking contributed 77% to total revenues and 86% to earnings in the third quarter.

▪	Home Mortgage Lending contributed 23% to total revenues and 14% of earnings in the third quarter.

•
Net interest income in the third quarter of 2017 increased 5% to $14.9 million as compared to both the preceding quarter and the same quarter a year ago, mainly as a result of improved mix of assets due to higher average portfolio loans in the third quarter of 2017.

•
Both net interest margin ("NIM") at 4.28% and net interest margin on a tax equivalent basis ("NIMTE")* at 4.34% increased in the third quarter of 2017, compared to the second quarter of 2017, primarily due to an improved mix of assets in the current quarter. The Company's NIMTE* remains above peer averages[1].

Northrim BanCorp Earns $5.5 Million, or $0.79 per Diluted Share, in 3Q17
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•
Northrim paid a quarterly cash dividend of $0.22 per share in September 2017, up from the $0.20 per share dividend paid in September 2016. The dividend provides an annual yield of approximately 2.5% at current market share prices.

•
Book value per share increased 5% to $28.37 at the end of the third quarter of 2017 from $26.99 a year ago, while tangible book value per share* increased 6% to $26.00 at the end of the third quarter of 2017 from $24.61 a year ago.

•	Asset quality declined in the third quarter of 2017 as compared to prior periods due to a single $2.9 million lending relationship in the medical industry that moved to nonaccrual status.

•
Following net charge-offs of $1.1 million and the $2.5 million provision for loan losses in the third quarter of 2017, the allowance for loan losses to portfolio loans grew to 2.17% at quarter end, compared to 1.95% a year ago.

•
Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets of 13.50%, total shareholders' equity to total assets of 12.76%, and tangible common equity to tangible assets* of 11.82% at September 30, 2017.

1As of June 30, 2017, the SNL US Bank Index tracked 151 banks with assets between $1 billion and $5 billion with averages for the following ratios: NIM (tax equivalent) 3.65%, loan loss reserves to gross loans of 0.95%, return on average assets (ROAA) 0.97%, and return on average equity (ROAE) 8.99%.

Alaska Economic Update
(Note: sources for information included in this section are included on page 12.)

Alaska’s total employment was down by an estimated 1.3% in September compared to September 2016, a loss of about 4,600 jobs. Over-the-year job losses have gradually gotten smaller in 2017, however. The largest losses during the current downturn were in the fall of 2016 at a decrease of 2.6%.

Oil and gas employment and construction were both down 6.7%. The only industries to add jobs were health care (1.4%), leisure and hospitality (0.3%), and local government (0.2%). Federal employment was flat, and other industries showed mostly modest losses.

Seasonally adjusted unemployment in August was 7.2% compared to 4.4% for the United States. Not seasonally adjusted unemployment in Alaska in August was 6.3% compared to 4.5% for the nation, placing Alaska at 50th in the country for both unemployment and job growth. However, Alaska did rank 8th on per capita personal income, 9th for average hourly earnings in the private sector and 10th for average hourly earnings in the leisure and hospitality sectors.

While winter brings reduced activity in the tourism and construction industries, it also brings increased activity on the North Slope as the roadways freeze, allowing the movement of heavy equipment and people into the region.

Armstrong Energy has announced proposed plans to continue drilling delineation wells in the Nanushuk project which is located between Conoco Phillips' Alpine and Kuparuk River fields in the Pikka Unit. Armstrong Energy indicates the Nanushuk project could produce as much as 120,000 barrels of crude oil per day and is estimated to contain up to 1.2 billion barrels of proven recoverable reserves.

ConocoPhillips announced its Willow discovery, a 300 million-barrel recoverable Nanushuk find west of the Alpine field in the National Petroleum Reserve-Alaska. In addition, ConocoPhillips Alaska is planning its most ambitious exploration program in years, and the effort could provide more details about a newly promising North Slope discovery. “The plans, if completed, will represent the most exploration wells drilled per year by the company in 15 years,” said Joe Marushack, president of ConocoPhillips Alaska.

Hilcorp Energy has proposed its Liberty project, which would produce about 60,000 barrels of oil per day from a manmade island in shallow federal waters just offshore from Prudhoe Bay.

For the first time in many years, throughput on the Alyeska pipeline increased in 2016 by 2% to 185.5 million barrels a year.

Northrim BanCorp Earns $5.5 Million, or $0.79 per Diluted Share, in 3Q17
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“We believe that these planned new projects in the oil and gas industry will help stabilize the state’s economy, providing high-paying jobs and new tax revenues for the state and local communities,” said Schierhorn.

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn”. Information from our website is not incorporated into, and does not form a part of this press release.

Review of Income Statement

Consolidated Income Statement

In the third quarter of 2017, Northrim generated return on average assets ("ROAA") of 1.44% and a return on average equity ("ROAE") of 11.25%. Excluding the gain on the sale of the Company's interest in NBG, ROAA was 0.76% and ROAE was 5.92% in the third quarter of 2017, which is below the average 0.97% ROAA and the 8.99% ROAE posted by the 151 banks that make up the SNL U.S. Bank Index with assets between $1 billion and $5 billion as of June 30, 2017. The primary reason for this shortfall compared to peers is the larger provision for loan losses in the third quarter of 2017. NIM and NIMTE* for the third quarter of 2017 were 4.28% and 4.34%, respectively, compared to 3.65% NIMTE* for the index peers1.

For the first nine months of 2017, ROAA was 1.15% and ROAE was 9.02%, compared to 0.96% and 7.93%, respectively, for the same period in 2016. Excluding the gain on the sale of the Company's interest in NBG in 2017 and the one-time accounting adjustment related to the acquisition of RML in 2016, ROAA was 0.92% and ROAE was 7.19% for the first nine months of 2017 compared to 1.10% and 9.07%, respectively, for the same period in 2016. The decline in ROAA and ROAE excluding the one-time items is primarily due to lower net income from the Home Mortgage Lending segment, the increase in the provision for loan losses,and one-time conversion costs incurred in 2017.

Net Interest Income/Net Interest Margin

Net interest income grew 5% to $14.9 million in the third quarter of 2017 compared to $14.2 million in the both the second quarter of 2017 and the third quarter a year ago. For the first nine months of 2017, net interest income increased 1% to $43.0 million from $42.5 million in the first nine months of 2016. Higher total interest income, coupled with lower total interest expense, contributed to net interest income expansion for both the quarter and year-to-date periods. Average portfolio loan balances increased 4% in the third quarter of 2017 compared to the preceding quarter and increased 3% compared to the same quarter last year, which improved the mix of earning assets and positively impacted yields. Increases in interest rates also contributed to the increases in net interest income and NIMTE* in the current quarter and year-to-date while cost of funds also declined in the quarter and year-over-year.

NIMTE* increased to 4.34% in the third quarter of 2017 compared to 4.26% in the preceding quarter and 4.17% from the same quarter a year ago. For the first nine months of 2017, NIMTE* improve to 4.28% from 4.24% in the first nine months of 2016. The following table summarizes the components of these changes:

	3Q17 vs. 2Q17	3Q17 vs. 3Q16
Nonaccrual interest adjustments	(0.02)%	(0.02)%
Interest rates and loan fees	0.01%	0.13%
Volume and mix of interest-earning assets	0.09%	0.06%
Change in NIMTE*	0.08%	0.17%

Northrim BanCorp Earns $5.5 Million, or $0.79 per Diluted Share, in 3Q17
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YTD17 vs.YTD16
Nonaccrual interest adjustments	(0.01)%
Interest rates and loan fees	0.05%
Volume and mix of interest-earning assets	—%
Change in NIMTE*	0.04%

“The repayment of one of our higher-cost floating rate liabilities, completed in August of this year, is expected to reduce interest expense going forward by at least $300,000 per year, and the impact is higher in the future if interest rates continue to rise,” said Latosha Frye, Chief Financial Officer. “We believe the elimination of this interest expense will help to sustain or improve NIM in the coming quarters."

“We expect NIM will range from 4.20% to 4.30% and NIMTE* will range from 4.25% and 4.35% in the remainder of 2017, as we anticipate that our earning assets will continue to reprice higher and increases in deposit costs will lag these increases. We continue to believe that both our NIM and NIMTE* will benefit in the event interest rates rise or the yield curve steepens, and we would be adversely affected if interest rates fall and the yield curve continues to flatten,” Frye continued.

Provision for Loan Losses

The provision for loan losses was $2.5 million in the third quarter of 2017, compared to $300,000 in the second quarter of 2017, and $652,000 in the third quarter of 2016. For the first nine months of 2017, the provision for loan losses was $3.2 million compared to $1.6 million in the same period of 2016. “Total adversely classified loans, net of government guarantees, decreased to $33.8 million at September 30, 2017 from $41.5 million at September 30, 2016. Our assessment of the severity of credit issues for the largest relationships in this subset of our loan portfolio, however, has worsened, which led to higher net charge offs and an increase in the specific reserve in our allowance for loan losses in the third quarter of 2017,” said Frye. “Additionally, we have increased the qualitative factors due to continued softening in the Alaska economy, specifically due to continued job losses." According to the Alaska Department of Labor, Alaska lost 4,600 jobs, or 1.3% in September 2017 compared to September 2016. The allowance for loan losses to portfolio loans at the end of the third quarter of 2017 to 2.17% compared to 2.02% at June 20, 2017, and 1.95% at September 30, 2016. The allowance to loan losses is 95% of nonperforming loans, net of government guarantees, at September 30, 2017.

Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities. It provides financial services to businesses and individuals through these interests, including purchased receivables financing and wealth management. In August 2017, Northrim sold its interest in NBG recognizing a gain of $4.4 million, or $2.6 million net of tax, which represents an estimated 7 years of future income from this business segment. In addition, revenues from two months prior to the sale contributed $609,000 to third quarter revenues. This income stream will not recur in future quarters. These complementary business activities, including home mortgage lending and other noninterest income, contributed $13.8 million, or 48% of total revenues in the third quarter of 2017, as compared to $9.7 million, or 41% of revenues in the second quarter of 2017 and $11.9 million, or 46% of revenues in the third quarter of 2016.

For the first nine months of 2017, other operating income decreased 2% to $32.4 million from $32.9 million for the first nine months of 2016. The decrease in other operating income for the first nine months of 2017 compared to the same period a year ago, is primarily due to a decline in mortgage banking income in 2017, partially offset by the gain on sale of the Company's interest in NBG.

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Other Operating Expenses

Operating expenses were $17.6 million in the third quarter 2017, compared to $18.5 million in the second quarter of 2017 and $21.2 million in the third quarter of 2016. Items impacting the comparative periods include a decrease in variable costs commensurate with lower mortgage volume, the decrease in compensation expense related to the acquisition of RML due to lower expected earnings from this segment, and the fact that compensation expense related to the acquisition of RML was $2.3 million higher in the third quarter of 2016 due to the one-time noncash accounting adjustment. In addition, $633,000 of the one-time costs related to the core conversion were recorded in the second quarter of 2017 compared to $179,000 in the third quarter of 2017.

Operating expenses for the first nine months of 2017 decreased 9% to $52.7 million, from $57.9 million for the like period in 2017, primarily due to the accounting adjustment in 2016 related to the acquisition of RML as well as a decrease in salary and benefits costs primarily reflecting lower mortgage origination commissions and lower group medical expenses. These decreases were only partially offset by the $943,000 in one-time costs incurred in 2017 related to the core conversion.

Community Banking

“While the slowdown in the economy has impacted growth in both our loan and deposit portfolios, we believe the franchise remains positioned to capitalize on future market opportunities.” said Schierhorn. “With the renewed interest in development of the North Slope oil reserves, we are cautiously optimistic that we can offset the repayment of existing loans with renewals and new customer acquisition for both loans and deposits. Net interest income in the Community Banking segment increased 5% in the third quarter compared to the preceding quarter and the same quarter in 2016, demonstrating the strength of our core franchise."

Net income attributable to the Company in the Community Banking segment increased to $10.8 million in the first nine months of 2017 from $7.3 million in the first nine months of 2016, primarily due to the gain on the sale of NBG in 2017 and the accounting correction recorded in 2016, net of the increase in the provision for loan losses. One-time costs associated with the core conversion are included in the Community Banking segment.

The following table provides highlights of the Community Banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Net interest income	$14,566	$13,952	$13,549	$13,584	$13,901
Provision for loan losses	2,500	300	400	743	652
Other operating income	7,574	3,368	3,446	3,399	3,594
Compensation expense, RML acquisition payments	149	—	174	708	3,250
Other operating expense	12,191	13,240	11,613	12,151	11,649
Income before provision for income taxes	7,300	3,780	4,808	3,381	1,944
Provision for income taxes	2,452	871	1,422	727	50
Net income	4,848	2,909	3,386	2,654	1,894
Less: net income attributable to the noncontrolling interest	78	152	97	105	188
Net income attributable to Northrim BanCorp	$4,770	$2,757	$3,289	$2,549	$1,706
Average diluted shares	6,959,035	6,997,727	6,993,726	6,983,771	6,973,354
Diluted earnings per share	$0.69	$0.39	$0.47	$0.36	$0.24

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	Year-to-date
(Dollars in thousands, except per share data)	September 30, 2017	September 30, 2016
Net interest income	$42,067	$41,663
Provision for loan losses	3,200	1,555
Other operating income	14,388	10,357
Compensation expense, RML acquisition payments	323	4,067
Other operating expense	37,044	36,459
Income before provision for income taxes	15,888	9,939
Provision for income taxes	4,745	2,140
Net income	11,143	7,799
Less: net income attributable to the noncontrolling interest	327	474
Net income attributable to Northrim BanCorp	$10,816	$7,325
Average diluted shares	6,983,778	6,968,557
Diluted earnings per share	$1.55	$1.05

Home Mortgage Lending

“The decline in revenue and net income in the Home Mortgage Lending segment in 2017 is primarily the result of the general slowing of the Alaska economy, which has led to fewer mortgage originations,” said Frye. "Despite this decline, the housing market in Alaska remains healthy due to balanced supply and demand for homes in most price ranges, and we expect the Home Mortgage Lending segment to remain profitable despite the slowdown."

Northrim intends to continue to build its mortgage servicing business, which was initiated in the fourth quarter of 2015 to service loans for the Alaska Housing Finance Corporation. Northrim now services 1,462 loans in its $363.0 million home mortgage servicing portfolio, which continues to grow. Mortgage servicing income contributed $997,000 to third quarter of 2017 mortgage banking income, compared to $838,000 for the second quarter of 2017 and $948,000 in the third quarter a year ago. Total mortgage servicing income was reduced in both the third quarters of 2017 and 2016 by the change in fair value of its mortgage servicing rights which are driven by interest rate volatility and fluctuations in estimated prepayment speeds, which are based on industry averages.

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The following table provides highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Mortgage commitments	$68,601	$80,068	$67,589	$62,421	$72,315
Mortgage loans funded for sale	$162,470	$143,944	$115,058	$169,235	$224,594
Mortgage loan refinances to total fundings	12%	12%	24%	25%	24%
Mortgage loans serviced for others	$362,983	$332,485	$307,502	$272,442	$231,167

Net realized gains on mortgage loans sold	$5,218	$4,990	$3,721	$5,987	$7,502
Change in fair value of mortgage loan commitments, net	(23)	299	128	(551)	(331)
Total production revenue	5,195	5,289	3,849	5,436	7,171
Mortgage servicing revenue	997	838	1,153	1,194	948
Change in fair value of mortgage servicing rights, net[1]	(296)	(48)	282	(3)	(166)
Total mortgage servicing revenue, net	701	790	1,435	1,191	782
Other mortgage banking revenue	323	272	166	333	388
Total mortgage banking income	$6,219	$6,351	$5,450	$6,960	$8,341

Net interest income	$352	$291	$284	$307	$312
Provision for loan losses	—	—	—	—	—
Other operating income	6,219	6,351	5,450	6,960	8,341
Other operating expense	5,290	5,226	4,819	5,495	6,287
Income before provision for income taxes	1,281	1,416	915	1,772	2,366
Provision for income taxes	528	584	379	731	977
Net income attributable to Northrim BanCorp	$753	$832	$536	$1,041	$1,389

Average diluted shares	6,959,035	6,997,727	6,993,726	6,983,771	6,973,354
Diluted earnings per share	$0.11	$0.12	$0.08	$0.15	$0.20
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates, net of collection/realization of expected cash flows over time.

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	Year-to-date
(Dollars in thousands, except per share data)	September 30, 2017	September 30, 2016
Mortgage loans funded for sale	$421,472	$566,565
Mortgage loan refinances to total fundings	15%	20%

Net realized gains on mortgage loans sold	$13,929	$19,426
Change in fair value of mortgage loan commitments, net	404	196
Total production revenue	14,333	19,622
Mortgage servicing revenue	2,988	2,517
Change in fair value of mortgage servicing rights, net[1]	(62)	(523)
Total mortgage servicing revenue, net	2,926	1,994
Other mortgage banking revenue	761	931
Total mortgage banking income	$18,020	$22,547

Net interest income	$927	$803
Other operating income	18,020	22,547
Other operating expense	15,335	17,400
Income before provision for income taxes	3,612	5,950
Provision for income taxes	1,491	2,454
Net income attributable to Northrim BanCorp	$2,121	$3,496

Average diluted shares	6,983,778	6,968,557
Diluted earnings per share	$0.30	$0.50
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates, net of collection/realization of expected cash flows over time.

Balance Sheet Review

Northrim’s assets were $1.52 billion at September 30, 2017, down 1.1% from the third quarter a year ago and up 2.0% from June 30, 2017. Average interest earnings assets increased 1.6% in the third quarter of 2017 to $1.38 billion and grew 0.57% from the third quarter a year ago.

Average investment securities decreased 12.5% in the third quarter of 2017 from the preceding quarter and 1.8% from a year ago. The investment portfolio generated an average net tax equivalent yield of 1.63% for the third quarter of 2017. The average estimated duration of the investment portfolio was 1.5 years, at September 30, 2017.

Average loans held for sale increased 40% to $57.4 million in the third quarter of 2017 compared to the preceding quarter and decreased 14% from the same quarter a year ago, primarily reflecting the seasonality of the mortgage business and the reduced demand for home loans in the Alaska marketplace.

Portfolio loans were down slightly to $989.3 million at the end of the third quarter of 2017 compared to both the preceding and year ago quarters. Average portfolio loans in the third quarter of 2017 were $1.00 billion, up 3.6% from the preceding quarter and up 2.5% from the third quarter a year ago. Increases in commercial and construction loans offset a modest decline in commercial real estate loans, both owner-occupied and non-owner-occupied properties. Construction and land development loans, increased 13% in the third quarter of 2017 compared to the previous quarter and 2% year-over-year. Commercial loans at September 30, 2017 grew 14% year-over-year. Additionally, non-owner occupied commercial real estate loans in the quarter were down 3.8% from the previous quarter but grew 1.7% year-over-year.

Alaskans account for substantially all of Northrim’s deposit base, which is primarily made up of low-cost transaction accounts. Balances in transaction accounts at September 30, 2017, represented 92% of total deposits. At September

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30, 2017, total deposits were $1.26 billion, up slightly from $1.23 billion in the immediate prior quarter and down slightly from $1.28 billion from a year ago. Average total deposits were up 1% in the third quarter of 2017 compared to the preceding quarter and were essentially unchanged compared to the same quarter in 2016.

Shareholders’ equity increased 5% to $194.4 million, or $28.37 per share, at September 30, 2017, compared to $185.8 million, or $26.99 per share, a year ago. Tangible book value per share* was $26.00 at September 30, 2017, compared to $24.61 per share a year ago. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” under the Basel III and Dodd Frank regulatory standards with Tier 1 Capital to Risk Adjusted Assets of 13.50% at September 30, 2017. “The repayment of the $8 million in junior subordinated debt in August brought our capital ratios down, which is expected to improve profitability without reducing liquidity significantly,” said Schierhorn.

Asset Quality

Nonperforming assets, net of government guarantees increased to $26.2 million at September 30, 2017, compared to $12.1 million a year ago, due to three relationships: one $9.1 million commercial business, and two commercial relationships for $8.1 million and $2.9 million, respectively, in the medical industry. These three relationships represent 89% of total nonperforming loans, net of government guarantees, as of September 30, 2017. This increase in nonperforming assets was partially offset by pay downs on several loans, including a $2.1 million pay down on one $5.9 million land development loan that was moved to other real estate owned in the fourth quarter of 2016. The ratio of nonperforming assets to total assets, net of government guarantees was 1.72% for the third quarter of 2017, down from 1.73% in the second quarter of 2017 and up from 0.78% a year ago.

Adversely classified loans, net of government guarantees, were to $33.8 million at the end of the third quarter of 2017 as compared to $32.4 million at the end of the second quarter of 2017 and $41.5 million one year ago. Net charge-offs in the third quarter of 2017 were $1.1 million compared to $132,000 in the previous quarter and net recovery of $442,000 in the third quarter of 2016. “None of these charge-offs were related directly to the oil sector,” said Frye.

The following table details loan charge-offs, by industry:

(Dollars in thousands)	Three Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016
Charge-offs:
Transportation and warehousing	$339	$—	$—
Other services	48	—	—
Retail trade	—	202	—
News media	731	—	—
Consumer	85	5	22
Total charge-offs	$1,203	$207	$22

Performing restructured loans that were not included in nonaccrual loans at the end of the third quarter 2017 were $7.7 million, up from $5.7 million at the end of the preceding quarter and down from $14.9 million a year ago. The increase in the third quarter of 2017 compared to the second quarter of 2017 is primarily due to the addition of one commercial loan. The decrease in the third quarter of 2017 compared to a year ago is primarily due to the $8.1 million commercial relationship noted above that moved to nonaccrual status in the fourth quarter of 2016. Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans. The Company presents restructured loans that are performing separately from those that are classified as nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans.

Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. As of September 30, 2017, $30.8 million, or 91% of adversely classified loans net of government guarantees

Northrim BanCorp Earns $5.5 Million, or $0.79 per Diluted Share, in 3Q17
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are attributable to six relationships in the following sectors; two commercial businesses, one commercial real estate property, two medical businesses, and one oilfield services commercial business.

Northrim estimates that $60.1 million, or approximately 6% of portfolio loans as of September 30, 2017, had direct exposure to the oil and gas industry in Alaska, and $4.2 million of these loans are adversely classified. Northrim has an additional $54.0 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and none of these unfunded commitments are considered to be adversely classified loans. “We continue to have no loans to oil producers or exploration companies,” added Frye “We define direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that we have identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry.”

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 14 branches in Anchorage, the Matanuska Valley, Juneau, Fairbanks, Ketchikan, and Sitka serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company of Northrim BanCorp.

www.northrim.com

Northrim BanCorp Earns $5.5 Million, or $0.79 per Diluted Share, in 3Q17
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Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include: our ability to maintain strong asset quality and to maintain or expand our market share or net interest margins; and our ability to execute our business plan.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and from time to time are disclosed in our other filings with the Securities and Exchange Commission.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

References:

http://labor.alaska.gov/news/2017/news17-38.pdf
http://www.labor.state.ak.us/trends/oct17.pdf
http://www.alaskajournal.com/2017-10-04/first-look-nanushuk-released#.Wd_vaGhSzD7
http://www.alyeska-pipe.com/TAPS/PipelineOperations/Throughput
https://www.adn.com/business-economy/energy/2017/10/13/conocophillips-plans-largest-exploration-season-in-15-years/

Northrim BanCorp Earns $5.5 Million, or $0.79 per Diluted Share, in 3Q17
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Income Statement
(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	September 30,	June 30,	Three Month	September 30,	Year-Over-Year
	2017	2017	% Change	2016	% Change
Interest Income:
Interest and fees on loans	$14,341	$13,601	5%	$13,866	3%
Interest on portfolio investments	1,060	1,227	-14%	944	12%
Interest on deposits in banks	118	64	84%	50	136%
Total interest income	15,519	14,892	4%	14,860	4%
Interest Expense:
Interest expense on deposits	429	451	-5%	473	-9%
Interest expense on borrowings	173	197	-12%	174	-1%
Total interest expense	602	648	-7%	647	-7%
Net interest income	14,917	14,244	5%	14,213	5%

Provision for loan losses	2,500	300	733%	652	283%
Net interest income after provision for loan losses	12,417	13,944	-11%	13,561	-8%

Other Operating Income:
Mortgage banking income	6,219	6,351	-2%	8,341	-25%
Gain on sale of Northrim Benefits Group	4,443	—	NM	—	NM
Employee benefit plan income	609	961	-37%	999	-39%
Purchased receivable income	752	776	-3%	579	30%
Bankcard fees	603	614	-2%	687	-12%
Service charges on deposit accounts	406	409	-1%	516	-21%
Gain on sale of securities	(3)	—	NM	—	NM
Other income	765	607	26%	813	-6%
Total other operating income	13,794	9,718	42%	11,935	16%

Other Operating Expense:
Salaries and other personnel expense	11,115	11,793	-6%	12,158	-9%
Occupancy expense	1,706	1,664	3%	1,567	9%
Data processing expense	1,448	1,409	3%	1,121	29%
Professional and outside services	674	612	10%	761	-11%
Marketing expense	332	891	-63%	500	-34%
Insurance expense	475	194	145%	265	79%
OREO expense, net rental income and gains on sale	(44)	83	-153%	(32)	38%
Loss (gain) on disposal of premises and equipment	—	83	-100%	6	-100%
Intangible asset amortization expense	26	27	-4%	35	-26%
Compensation expense, RML acquisition payments	149	—	NM	3,250	-95%
Other operating expense	1,749	1,710	2%	1,555	12%
Total other operating expense	17,630	18,466	-5%	21,186	-17%

Income before provision for income taxes	8,581	5,196	65%	4,310	99%
Provision for income taxes	2,980	1,455	105%	1,027	190%
Net income	5,601	3,741	50%	3,283	71%
Less: Net income attributable to the noncontrolling interest	78	152	-49%	188	-59%
Net income attributable to Northrim BanCorp	$5,523	$3,589	54%	$3,095	78%

Basic EPS	$0.80	$0.52	54%	$0.45	78%
Diluted EPS	$0.79	$0.51	55%	$0.44	80%
Average basic shares	6,872,273	6,910,679	-1%	6,882,482	0%
Average diluted shares	6,959,035	6,997,727	-1%	6,973,354	0%

Northrim BanCorp Earns $5.5 Million, or $0.79 per Diluted Share, in 3Q17
October 30, 2017
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Income Statement
(Dollars in thousands, except per share data)	Nine months ended September 30,
(Unaudited)			Year-Over-Year
	2017	2016	% Change
Interest Income:
Interest and fees on loans	$41,180	$41,354	0%
Interest on portfolio investments	3,466	2,904	19%
Interest on deposits in banks	230	138	67%
Total interest income	44,876	44,396	1%
Interest Expense:
Interest expense on deposits	1,325	1,423	-7%
Interest expense on borrowings	557	507	10%
Total interest expense	1,882	1,930	-2%
Net interest income	42,994	42,466	1%

Provision for loan losses	3,200	1,555	106%
Net interest income after provision for loan losses	39,794	40,911	-3%

Other Operating Income:
Mortgage banking income	18,020	22,547	-20%
Gain on sale of Northrim Benefits Group	4,443	—	NM
Employee benefit plan income	2,506	2,899	-14%
Purchased receivable income	2,217	1,644	35%
Bankcard fees	1,789	1,995	-10%
Service charges on deposit accounts	1,254	1,525	-18%
Gain (loss) on sale of securities	11	(11)	-200%
Other income	2,168	2,305	-6%
Total other operating income	32,408	32,904	-2%

Other Operating Expense:
Salaries and other personnel expense	33,750	35,420	-5%
Occupancy expense	4,991	4,872	2%
Data processing expense	4,095	3,351	22%
Marketing expense	1,733	1,853	-6%
Professional and outside services	1,908	2,252	-15%
Insurance expense	922	844	9%
OREO expense, net rental income and gains on sale	216	70	209%
Compensation expense - RML acquisition payments	323	4,067	-92%
Intangible asset amortization expense	79	106	-25%
Loss on disposal of premises and equipment	3	365	-99%
Other operating expense	4,682	4,726	-1%
Total other operating expense	52,702	57,926	-9%

Income before provision for income taxes	19,500	15,889	23%
Provision for income taxes	6,236	4,594	36%
Net income	13,264	11,295	17%
Less: Net income attributable to the noncontrolling interest	327	474	-31%
Net income attributable to Northrim BanCorp	$12,937	$10,821	20%

Basic EPS	$1.88	$1.57	20%
Diluted EPS	$1.85	$1.55	19%
Average basic shares	6,897,577	6,878,921	0%
Average diluted shares	6,983,778	6,968,557	0%

Northrim BanCorp Earns $5.5 Million, or $0.79 per Diluted Share, in 3Q17
October 30, 2017
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Balance Sheet
(Dollars in thousands)
(Unaudited)	September 30,	June 30,	Three Month	September 30,	One Year
	2017	2017	% Change	2016	% Change

Assets:
Cash and due from banks	$13,960	$25,187	-45%	$37,955	-63%
Interest bearing deposits in other banks	73,309	606	11,997%	7,911	827%
Portfolio investments	271,248	298,120	-9%	301,257	-10%
Investment in Federal Home Loan Bank stock	2,116	1,993	6%	1,965	8%

Loans held for sale	59,214	53,863	10%	76,452	-23%

Portfolio loans	989,253	991,209	—%	997,076	-1%
Allowance for loan losses	(21,464)	(20,061)	7%	(19,479)	10%
Net portfolio loans	967,789	971,148	0%	977,597	-1%
Purchased receivables, net	12,930	19,835	-35%	15,500	-17%
Mortgage servicing rights	6,181	5,828	6%	3,196	93%
Other real estate owned, net	3,505	4,315	-19%	2,824	24%
Premises and equipment, net	40,046	39,997	0%	39,102	2%
Goodwill and intangible assets	16,245	16,271	0%	16,354	-1%
Other assets	56,798	56,042	1%	60,007	-5%
Total assets	$1,523,341	$1,493,205	2%	$1,540,120	-1%

Liabilities:
Demand deposits	$426,946	$395,310	8%	$474,971	-10%
Interest-bearing demand	240,274	231,073	4%	194,426	24%
Savings deposits	251,266	249,275	1%	236,821	6%
Money market deposits	233,768	231,780	1%	242,102	-3%
Time deposits	106,063	126,872	-16%	130,046	-18%
Total deposits	1,258,317	1,234,310	2%	1,278,366	-2%
Securities sold under repurchase agreements	31,084	24,392	27%	27,701	12%
Other borrowings	7,387	4,314	71%	4,350	70%
Junior subordinated debentures	10,310	18,558	-44%	18,558	-44%
Other liabilities	21,816	19,854	10%	25,387	-14%
Total liabilities	1,328,914	1,301,428	2%	1,354,362	-2%

Shareholders' Equity:
Northrim BanCorp shareholders' equity	194,427	191,644	1%	185,310	5%
Noncontrolling interest	—	133	-100%	448	-100%
Total shareholders' equity	194,427	191,777	1%	185,758	5%
Total liabilities and shareholders' equity	$1,523,341	$1,493,205	2%	$1,540,120	-1%

Northrim BanCorp Earns $5.5 Million, or $0.79 per Diluted Share, in 3Q17
October 30, 2017
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Investments
	September 30, 2017		June 30, 2017		September 30, 2016
	Balance	% of total	Balance	% of total	Balance	% of total
U.S. Treasury securities	$30,012	11.1%	$30,039	10.1%	$30,224	10.0%
U.S. Agency securities	179,088	65.9%	206,042	69.1%	215,282	71.5%
U.S. Agency mortgage-backed securities	—	0.0%	1	0.0%	4	—%
Corporate bonds	40,883	15.1%	40,698	13.7%	45,578	15.1%
Collateralized loan obligations	3,002	1.1%	3,000	1.0%	—	—%
Alaska municipality, utility, or state bonds	13,502	5.0%	13,553	4.5%	9,583	3.2%
Other municipality, utility, or state bonds	4,761	1.8%	4,787	1.6%	586	0.2%
Total portfolio investments	$271,248		$298,120		$301,257

Composition of Portfolio Loans
	September 30, 2017		June 30, 2017		March 31, 2017		December 31, 2016		September 30, 2016
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$315,512	32%	$309,493	31%	$275,809	29%	$278,178	28%	$275,994	28%
CRE owner occupied loans	135,053	14%	139,475	14%	140,102	15%	152,178	16%	184,505	18%
CRE nonowner occupied loans	386,294	39%	401,662	40%	408,472	41%	402,003	41%	379,913	38%
Construction loans	111,427	11%	98,713	10%	94,004	10%	98,220	10%	109,093	11%
Consumer loans	44,942	4%	46,010	5%	46,838	5%	48,870	5%	51,979	5%
Subtotal	993,228		995,353		965,225		979,449		1,001,484
Unearned loan fees, net	(3,975)		(4,144)		(4,393)		(4,434)		(4,408)
Total portfolio loans	$989,253		$991,209		$960,832		$975,015		$997,076

Composition of Deposits
	September 30, 2017		June 30, 2017		March 31, 2017		December 31, 2016		September 30, 2016
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$426,946	34%	$395,310	32%	$421,867	33%	$449,206	36%	$474,971	37%
Interest-bearing demand	240,274	19%	231,073	19%	194,414	16%	201,349	16%	194,426	15%
Savings deposits	251,266	20%	249,275	20%	252,218	20%	241,088	19%	236,821	19%
Money market deposits	233,768	19%	231,780	19%	244,881	20%	244,295	19%	242,102	19%
Time deposits	106,063	8%	126,872	10%	133,693	11%	131,715	10%	130,046	10%
Total deposits	$1,258,317		$1,234,310		$1,247,073		$1,267,653		$1,278,366

Northrim BanCorp Earns $5.5 Million, or $0.79 per Diluted Share, in 3Q17
October 30, 2017
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality
	September 30,	June 30,	September 30,
	2017	2017	2016
Nonaccrual loans	$24,317	$22,899	$10,885
Loans 90 days past due and accruing	214	468	—
Total nonperforming loans	24,531	23,367	10,885
Nonperforming loans guaranteed by government	(1,846)	(1,849)	(1,624)
Net nonperforming loans	22,685	21,518	9,261
Other real estate owned	3,505	4,315	2,824
Other real estate owned guaranteed by government	—	—	—
Net nonperforming assets	$26,190	$25,833	$12,085
Nonperforming loans / portfolio loans, net of government guarantees	2.29%	2.17%	0.93%
Nonperforming assets / total assets, net of government guarantees	1.72%	1.73%	0.78%

Performing restructured loans	$7,687	$5,678	$14,936
Nonperforming loans plus performing restructured loans, net of government
guarantees	$30,372	$27,196	$24,197
Nonperforming loans plus performing restructured loans / portfolio loans, net of
government guarantees	3.07%	2.74%	2.43%
Nonperforming assets plus performing restructured loans / total assets, net of
government guarantees	2.22%	2.11%	1.75%

Adversely classified loans, net of government guarantees	$33,789	$32,440	$41,503
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans	0.70%	0.14%	0.10%

Allowance for loan losses / portfolio loans	2.17%	2.02%	1.95%
Allowance for loan losses / nonperforming loans, net of government guarantees	95%	93%	210%

Gross loan charge-offs for the quarter	$1,203	$207	$22
Gross loan recoveries for the quarter	($106)	($75)	($464)
Net loan charge-offs (recoveries) for the quarter	$1,097	$132	($442)
Net loan charge-offs year-to-date	$1,433	$336	$229
Net loan charge-offs for the quarter / average loans, for the quarter	0.11%	0.01%	(0.05)%
Net loan charge-offs year-to-date / average loans,
year-to-date annualized	0.19%	0.07%	0.03%

Northrim BanCorp Earns $5.5 Million, or $0.79 per Diluted Share, in 3Q17
October 30, 2017
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Nonperforming Assets Rollforward
	Balance at	Additions	Payments	Writedowns	Transfers to	Transfers to	Sales	Balance at
	June 30, 2017	this quarter	this quarter	/Charge-offs this quarter	OREO	Performing Status this quarter	this quarter	September 30, 2017
Commercial loans	$22,882	$1,837	($682)	($1,118)	$—	($125)	$—	$22,794
Commercial real estate	95	1,331	—	—	—	—	(95)	1,331
Construction loans	—	—	—	—	—	—	—	—
Consumer loans	390	124	(23)	(85)	—	—	—	406
Non-performing loans guaranteed by government	(1,849)	—	3	—	—	—	—	(1,846)
Total non-performing loans	21,518	3,292	(702)	(1,203)	—	(125)	(95)	22,685
Other real estate owned	4,315	—	—	(75)	—	—	(735)	3,505
Other real estate owned guaranteed
by government	—	—	—	—	—	—	—	—
Total non-performing assets,
net of government guarantees	$25,833	$3,292	($702)	($1,278)	$—	($125)	($830)	$26,190

Northrim BanCorp Earns $5.5 Million, or $0.79 per Diluted Share, in 3Q17
October 30, 2017
19 of 23

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	September 30, 2017		June 30, 2017		September 30, 2016
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$37,349	1.24%	$25,489	1.00%	$39,762	0.49%
Portfolio investments	284,806	1.63%	325,515	1.65%	289,938	1.42%
Loans held for sale	57,346	3.74%	40,906	3.88%	66,606	3.51%
Portfolio loans	1,003,751	5.49%	969,051	5.51%	979,164	5.44%
Total interest-earning assets	1,383,252	4.51%	1,360,961	4.45%	1,375,470	4.35%
Nonearning assets	142,226		145,859		149,856
Total assets	$1,525,478		$1,506,820		$1,525,326

Liabilities and Shareholders' Equity
Interest-bearing deposits	$839,743	0.20%	$836,117	0.22%	$800,441	0.23%
Borrowings	49,223	1.36%	51,976	1.49%	49,627	1.36%
Total interest-bearing liabilities	888,966	0.27%	888,093	0.29%	850,068	0.30%

Noninterest-bearing demand deposits	423,065		408,466		463,309
Other liabilities	18,744		16,605		29,030
Shareholders' equity	194,703		193,656		182,919
Total liabilities and shareholders' equity	$1,525,478		$1,506,820		$1,525,326
Net spread		4.24%		4.16%		4.05%
Net interest margin ("NIM")		4.28%		4.20%		4.11%
Tax equivalent NIM*		4.34%		4.26%		4.17%
Average portfolio loans to average
interest-earning assets	72.56%		71.20%		71.19%
Average portfolio loans to average total deposits	79.49%		77.86%		77.48%
Average non-interest deposits to average
total deposits	33.50%		32.82%		36.66%
Average interest-earning assets to average
interest-bearing liabilities	155.60%		153.25%		161.81%

Northrim BanCorp Earns $5.5 Million, or $0.79 per Diluted Share, in 3Q17
October 30, 2017
20 of 23

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Year-to-date
	September 30, 2017		September 30, 2016
		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$28,827	1.05%	$36,989	0.49%
Portfolio investments	311,215	1.63%	291,747	1.45%
Loans held for sale	44,313	3.84%	51,255	3.71%
Portfolio loans	981,220	5.48%	976,254	5.51%
Total interest-earning assets	1,365,575	4.46%	1,356,245	4.43%
Nonearning assets	142,507		145,154
Total assets	$1,508,082		$1,501,399

Liabilities and Shareholders' Equity
Interest-bearing deposits	$830,128	0.21%	$803,724	0.24%
Borrowings	51,247	1.42%	49,496	1.34%
Total interest-bearing liabilities	881,375	0.28%	853,220	0.30%

Noninterest-bearing demand deposits	416,105		441,493
Other liabilities	18,800		24,323
Shareholders' equity	191,802		182,363
Total liabilities and shareholders' equity	$1,508,082		$1,501,399
Net spread		4.18%		4.13%
NIM		4.21%		4.18%
NIMTE*		4.28%		4.24%
Average portfolio loans to average interest-earning assets	71.85%		71.98%
Average portfolio loans to average total deposits	78.73%		78.40%
Average non-interest deposits to average total deposits	33.39%		35.46%
Average interest-earning assets to average interest-bearing liabilities	154.94%		158.96%

Capital Data (At quarter end)
	September 30, 2017	June 30, 2017	September 30, 2016
Book value per share	$28.37	$27.75	$26.99
Tangible book value per share*	$26.00	$25.40	$24.61
Total shareholders' equity/total assets	12.76%	12.84%	12.06%
Tangible Common Equity/Tangible Assets*	11.82%	11.88%	11.12%
Tier 1 Capital / Risk Adjusted Assets	13.50%	14.98%	14.24%
Total Capital / Risk Adjusted Assets	14.75%	16.23%	15.50%
Tier 1 Capital / Average Assets	11.54%	12.97%	12.36%
Shares outstanding	6,852,338	6,910,679	6,882,482
Unrealized gain (loss) on AFS securities, net of income taxes	$147	$28	$637

Northrim BanCorp Earns $5.5 Million, or $0.79 per Diluted Share, in 3Q17
October 30, 2017
21 of 23

Additional Financial Information
(Dollars and shares in thousands)
(Unaudited)

Profitability Ratios
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
For the quarter:
Net interest margin ("NIM")	4.28%	4.20%	4.15%	4.01%	4.11%
Tax equivalent NIM*	4.34%	4.26%	4.22%	4.07%	4.17%
Efficiency ratio	61.31%	76.95%	72.95%	75.57%	80.89%
Return on average assets	1.44%	0.96%	1.04%	0.94%	0.81%
Return on average equity	11.25%	7.43%	8.30%	7.96%	6.73%

	September 30, 2017	September 30, 2016
Year-to-date:
NIM	4.21%	4.18%
NIMTE*	4.28%	4.24%
Efficiency ratio	69.79%	76.71%
Return on average assets	1.15%	0.96%
Return on average equity	9.02%	7.93%

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tax equivalent NIM

Tax equivalent NIM is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 41.11% in both 2017 and 2016. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of tax equivalent NIM to net interest margin.

	Three Months Ended
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Net interest income	$14,917	$14,244	$13,833	$13,891	$14,213
Divided by average interest-bearing assets	1,383,252	1,360,961	1,352,171	1,378,791	1,375,470
Net interest margin ("NIM")[2]	4.28%	4.20%	4.15%	4.01%	4.11%

Net interest income	$14,917	$14,244	$13,833	$13,891	$14,213
Plus: reduction in tax expense related to
tax-exempt interest income	228	220	222	209	196
	$15,145	$14,464	$14,055	$14,100	$14,409
Divided by average interest-bearing assets	1,383,252	1,360,961	1,352,171	1,378,791	1,375,470
Tax equivalent NIM[2]	4.34%	4.26%	4.22%	4.07%	4.17%

Northrim BanCorp Earns $5.5 Million, or $0.79 per Diluted Share, in 3Q17
October 30, 2017
22 of 23

(Dollars and shares in thousands, except per share data)
(Unaudited)

	Year-to-date
	September 30, 2017	September 30, 2016
Net interest income	$42,994	$42,466
Divided by average interest-bearing assets	1,365,575	1,356,245
Net interest margin ("NIM")[3]	4.21%	4.18%

Net interest income	$42,994	$42,466
Plus: reduction in tax expense related to
tax-exempt interest income	670	599
	$43,664	$43,065
Divided by average interest-bearing assets	1,365,575	1,356,245
Tax equivalent NIM[3]	4.28%	4.24%

2Calculated using actual days in the quarter divided by 365 for quarters ended in 2017 and actual days in the quarter divided by 366 for quarters ended in 2016.

3Calculated using actual days in the year divided by 365 for year-to-date period ended in 2017 and actual days in the year divided by 366 for year-to-date period ended in 2016.

Tangible Book Value

Tangible book value is a non-GAAP measure defined as shareholders' equity, less intangible assets, divided by shares outstanding. The following table sets forth the reconciliation of tangible book value per share and book value per share.

	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016

Total shareholders' equity	$194,427	$191,777	$189,452	$186,712	$185,758
Divided by shares outstanding	6,852	6,911	6,910	6,898	6,882
Book value per share	$28.37	$27.75	$27.42	$27.07	$26.99

	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016

Total shareholders' equity	$194,427	$191,777	$189,452	$186,712	$185,758
Less: goodwill and intangible assets	16,245	16,271	16,298	16,324	16,354
	$178,182	$175,506	$173,154	$170,388	$169,404
Divided by shares outstanding	6,852	6,911	6,910	6,898	6,882
Tangible book value per share	$26.00	$25.40	$25.06	$24.70	$24.61

Northrim BanCorp Earns $5.5 Million, or $0.79 per Diluted Share, in 3Q17
October 30, 2017
23 of 23

(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. This ratio has received more attention over the past several years from stock analysts and regulators. The most comparable GAAP measure of shareholders' equity to total assets is calculated by dividing total shareholders' equity by total assets.

	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016

Total shareholders' equity	$194,427	$191,777	$189,452	$186,712	$185,758
Total assets	1,523,341	1,493,205	1,512,580	1,526,540	1,540,120
Total shareholders' equity to total assets	12.76%	12.84%	12.53%	12.23%	12.06%

	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Total shareholders' equity	$194,427	$191,777	$189,452	$186,712	$185,758
Less: goodwill and other intangible assets, net	16,245	16,271	16,298	16,324	16,354
Tangible common shareholders' equity	$178,182	$175,506	$173,154	$170,388	$169,404

Total assets	$1,523,341	$1,493,205	$1,512,580	$1,526,540	$1,540,120
Less: goodwill and other intangible assets, net	16,245	16,271	16,298	16,324	16,354
Tangible assets	$1,507,096	$1,476,934	$1,496,282	$1,510,216	$1,523,766
Tangible common equity ratio	11.82%	11.88%	11.57%	11.28%	11.12%

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Note Transmitted on GlobeNewswire on October 30, 2017, at 12:15 pm Alaska Standard Time.